Exhibit 10.12

AMENDMENT OF LEASE

AMENDMENT OF LEASE (this “Amendment”), made as of the 31st day of October, 2001, by and between W12/14 WALL ACQUISITION ASSOCIATES LLC (“Landlord”), a New York limited liability company having an office c/o Stellar Management Ltd., 156 William Street, New York, New York 10038, and THESTREET.COM, INC. (“Tenant”), a Delaware corporation having an address at 14 Wall Street, New York, New York 10005.

Statement of Facts

By lease (the “Lease”) dated July 22, 1999, between Landlord and Tenant, Landlord leased to Tenant and Tenant hired from Landlord the entire rentable area of the fourteenth (14th) and fifteenth (15th) floors of the building (the “Building”) located at 14 Wall Street, New York, New York, upon all of the terms, covenants, conditions and provisions more particularly contained in the Lease. The premises demised under the Lease is hereinafter referred to as the “Original Premises.”

Landlord and Tenant now desire to amend the Lease by, among other things, removing from the Original Premises the portion of the fourteenth (14th) floor of the Building (the “Surrender Space”), more particularly described on the floor plan attached hereto as Exhibit A, upon all of the terms, covenants and conditions contained in this Amendment.

All capitalized terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

NOW, THEREFORE, for ten ($10.00) dollars and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, Landlord and Tenant hereby agree to the following:

1.	SURRENDER OF SURRENDER SPACE:

(a)         Tenant shall surrender to Landlord the Surrender Space, effective three (3) business days after the date hereof (the “Surrender Effective Date”). On the Surrender Effective Date, all of Tenant's rights, title and interest in and to the Surrender Space shall end, and Tenant's leasehold estate in the Surrender Space created by the

Lease shall terminate and expire, as if, with respect to the Surrender Space only, the Surrender Effective Date were the Expiration Date.

(b)         On or before the Surrender Effective Date, Tenant shall quit and surrender to Landlord the Surrender Space in its “as is” condition, except that the Surrender Space shall be “broom clean” and free and clear of all movable furniture, telephones and other office equipment. The failure of Tenant to quit and surrender to Landlord the Surrender Space in the condition and in the manner provided in the immediately preceding sentence on or before the Surrender Effective Date shall be an Event of Default under the Lease, entitling Landlord to exercise any or all of its rights and remedies under the Lease, and available at law and in equity.

(c)         All of Tenant's obligations and liabilities under the Lease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Surrender Effective Date shall survive the Surrender Effective Date (except as modified in subsection (b) above with respect to the condition of the Surrender Space as of the Surrender Effective Date). In addition, Tenant shall remain obligated to comply with all of the terms, covenants and conditions of the Lease with respect to the Surrender Space on Tenant's part to observe, perform and comply with, through and including the date (the "Surrender Date") which is the later of: (a) the Surrender Effective Date and (b) the date on which Tenant actually quits and surrenders to Landlord the Surrender Space in the condition and manner hereinbefore provided, and all of Tenant's obligations and liabilities under the Lease with respect to the Surrender Space which accrue or arise or relate to matters occurring on or before the Surrender Date shall survive the Surrender Date (except as modified in subsection (b) above with respect to the condition of the

Surrender Space as of the Surrender Effective Date). Nothing contained in this Article shall be deemed to extend the Surrender Effective Date or otherwise permit Tenant to hold-over its occupancy or possession of any portion of the Surrender Space beyond the Surrender Effective Date.

(d)         Tenant hereby covenants, represents and warrants to Landlord that as of the Surrender Effective Date the Surrender Space shall be free of all tenants, subtenants and other occupants and all leases and subleases created by the acts or omissions of Tenant, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Surrender Space or any portions thereof.

(e)         Tenant represents and warrants that Tenant has not done or suffered, and shall not do or suffer, anything whereby the Original Premises or any fixtures, equipment or personalty incorporated therein has been or shall be assigned, sublet, pledged or encumbered in any way whatsoever.

2.	MODIFICATION OF CERTAIN LEASE PROVISIONS:

Effective as of the Surrender Effective Date, the Lease shall be deemed modified as follows:

(a)         The “demised premises” shall be deemed to be the Original Premises, excluding the Surrender Space;

(b)         The fixed rent payable pursuant to Section 38B(a) of the Lease shall be decreased by:

(i)          $969,822.00 per year ($80,818.50 per month) for the First Rent Period;

(ii)         $1,002,030.96 per year ($83,502.58 per month) for the Second Rent Period; and

(iii)        $1,071,045.00 per year ($89,253.75 per month) for the Third Rent Period;

(c)         In addition to the reduction of fixed rent set forth in subsection (b) above, the fixed rent payable pursuant to Section 38B(a) of the Lease shall be decreased by:

(i)          $16,011.66 per month for the period beginning on January 1, 2002 and ending on June 30, 2004;

(ii)         $13,125.16 per month for the period beginning on July 1, 2004 and ending on December 31, 2004;

(iii)        $16,018.66 per month for the period beginning on January 1, 2005 and ending on December 31, 2007; and

(iv)        $18,911.91 per month for the period beginning on January 1, 2008 and ending on November 30, 2009.

If Tenant is in default of the Lease, after the giving of any required notice and the expiration of any applicable cure periods, at any time during the term of the Lease, then this subsection (c) shall be deemed null and void and the fixed rent shall be as set forth in Section 38B(a) of the Lease, as reduced by subsection (b) above only.

(d)         “Tenant’s Proportionate Share” as defined in Section 39A(d) of the Lease shall be decreased by 3.747% to 3.761%

(e)         “Tenant’s Operational Proportionate Share” as defined in Section 39F(e) of the Lease shall be decreased by 3.747% to 3.761%;

(f)          The parenthetical at the end of Section 58A of the Lease is hereby deleted and the following is inserted in its place:

“(i.e. 3.761%.).”

3.	BROKER:

(a)        Tenant covenants, warrants and represents that there was no broker or finder except Colliers ABR, Inc. and Newmark & Company Real Estate, Inc. (collectively the “Broker”) instrumental in consummating this Amendment and that no conversations or negotiations were had by Tenant with any broker or finder except the Broker concerning the surrender of the Surrender Space. Tenant agrees to indemnify and hold Landlord harmless from and against any claims or suits for a brokerage commission arising out of any conversations or negotiations had by Tenant with any broker or finder in connection with the surrender of the Surrender Space.

(b)         Landlord covenants, warrants and represents that there was no broker or finder except the Broker instrumental in consummating this Amendment and that no conversations or negotiations were had by Landlord with any broker or finder except the Broker concerning the surrender of the Surrender Space. Landlord agrees to indemnify and hold Tenant harmless from and against any claims or suits for a brokerage commission arising out of any conversations or negotiations had by Landlord with any broker or finder in connection with the surrender of the Surrender Space, except the Broker.

4.	MISCELLANEOUS:

(a)         As amended hereby, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect.

(b)         This Amendment sets forth the entire agreement between the parties regarding the subject matter hereof, superseding all prior agreements and understandings, written and oral, regarding the surrender of the Surrender Space, and may not be altered or modified except by a writing signed by both parties.

(c)         Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Amendment, except those which are set forth herein.

(d)         This Amendment has been executed in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York.

(e)         The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns. If any of the provisions of this Amendment, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Amendment, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

(f)          The captions of this Amendment are for convenience and reference only and in no way define, limit or describe the scope or intent of this Amendment.

(g)         This Amendment shall not be binding on any party unless and until it is signed and delivered by Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	W12/14 WALL ACQUISITION ASSOCIATES LLC

By: Stellar 14 Wall Associates LLC By: Stellar Promote LLC By: Wrubel 99 LLC By: /s/ Arthur Wrubel
Arthur Wrubel, Manager

TENANT:	THESTREET.COM, INC.

By: /s/ Thomas J. Clarke, Jr.
Name: Thomas J. Clarke, Jr. Title: Chief Executive Officer

Exhibit A

Surrender Space Floor Plan

(follows immediately)